   As filed with the Securities and Exchange Commission on January 22, 1997

                                                     Registration No. 333-______

                   ----------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           Ensec International, Inc.
             (Exact Name of Registrant as Specified in its Charter)


           State of Florida                                 65-0654330
----------------------------------------       ---------------------------------
(State or Other Jurisdiction of                (IRS Employer Identification No.)
Incorporation or Organization)


                     751 Park of Commerce Drive, Suite 104
                           Boca Raton, Florida  33487
              (Address of Principal Executive Offices)  (Zip Code)

                           Ensec International, Inc.
                             1996 Stock Option Plan
                             ----------------------
                            (Full Title of the Plan)

                                                         Copies To:
          Charles N. Finkel
President and Chief Executive Officer              Jeffrey A. Stoops, Esq.
      Ensec International, Inc.                Gunster, Yoakley, Valdes-Fauli
751 Park of Commerce Drive, Suite 104                 & Stewart, P.A.
      Boca Raton, Florida  33487                  777 South Flagler Drive,
----------------------------------------           Suite 500 East Tower
(Name and Address of Agent for Service)       West Palm Beach, Florida  33401




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following line:    X
                                               -----


                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
Title of Securities     Amount to be       Proposed Maximum           Proposed Maximum            Amount of
to be Registered       Registered/(1)/    Offering Price Per    Aggregate Offering Price/(2)/  Registration Fee
                                             Share/(2)/
---------------------------------------------------------------------------------------------------------------
  Common Stock,        450,000 shares         $6.25                     $2,812,500               $852.27
  par value $.01

/(1)/ Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Ensec International, Inc. 1996 Stock Option Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Ensec International, Inc. pursuant to Rule 416(a).

/(2)/ Calculated pursuant to Rule 457(h) and Rule 457(c), based on the reported average bid and ask prices for Ensec International, Inc. Common Stock on the Nasdaq SmallCap Market on January 17, 1997.

  This Registration Statement shall become effective upon the filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 462.

                                     PART I

              Information Required in the Section 10(a) Prospectus

  Item 1.  Plan Information.

  This Registration Statement relates to the registration of 450,000 shares of common stock, $.01 par value per share ("Common Stock"), of Ensec International, Inc. (the "Registrant") reserved for issuance and delivery under the Ensec International, Inc. 1996 Stock Option Plan (the "Plan"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

  Item 2.  Registrant Information and Employee Plan Annual Information.

  The information required by this Item 2 is contained in the prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").


                                    PART II

               Information Required in the Registration Statement

  Item 3.  Incorporation of Documents by Reference.

  The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

    (a) The Registrant's Registration Statement on Form SB-2, declared effective on September 25, 1996 (Commission File No. 333-06223).

    (b) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A, declared effective on September 25, 1996 (Commission File No. 0-21361).

    (c) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, as filed with the Commission on November 13, 1996 (Commission File No. 0-21361).

    (d) All documents filed by the Registrant pursuant to Sections 13(a) and
        (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document, except as to any portion of any Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

  Item 4.  Description of Securities.

  Not applicable.

  Item 5.  Interests of Named Experts and Counsel.

  None. Neither the named experts or counsel referenced below have an interest in the Registrant.

  Item 6.  Indemnification of Directors and Officers.

  Under Article X of the Registrant's Amended and Restated Articles of Incorporation, each person who is a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by applicable law, as amended from time to time.

  Under the Florida Business Corporation Act (the "FBCA"), directors of a Florida corporation will not be personally liable to such corporation or any other person for any statement, vote, decision or failure to act, unless (i) the director breached or failed to perform his or her duties as a director and
  (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made,
  (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or
  (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Item 7.  Exemption from Registration Claimed.

  Not applicable.

  Item 8.  Exhibits.

    4.1*  Form of Common Stock Certificate

    5.1 Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. regarding the legality of the securities being offered hereby

    23.1  Consent of Grant Thornton LLP

    23.2 Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (contained in Exhibit 5.1)

  -----------
  * Previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2, as declared effective on September 25, 1996 (Commission File No. 333-06223).

  Item 9.  Undertakings.

  The undersigned hereby undertakes:

    (1)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any additional or changed material information on the plan of distribution.

  Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required in such a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

    (b) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and to treat the offering of such securities at that time as the initial bona fide offering.

    (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of January, 1997.

                                 ENSEC INTERNATIONAL, INC.


                                 By: /s/ Charles N. Finkel
                                    -------------------------------------
                                     Charles N. Finkel
                                     President and Chief Executive Officer
                                     (Duly Authorized Representative)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of January 22, 1997.


                                 /s/ Charles N. Finkel
                                 ----------------------------------------
                                 Charles N. Finkel
                                 President, Chief Executive Officer and Director (Principal Executive Officer)


                                 /s James K. Norman
                                 ----------------------------------------
                                 James K. Norman
                                 Vice President and Director


                                 /s/ Flavio R. da Silva
                                 ----------------------------------------
                                 Flavio R. da Silva
                                 Vice President and Director


                                 /s David J. Rottner
                                 ----------------------------------------
                                 David J. Rottner
                                 Chief Financial Officer and Secretary
                                 (Principal Financial Officer)

                                 EXHIBIT INDEX

  Exhibit Number
  --------------

  4.1*  Form of Common Stock Certificate

  5.1 Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. regarding the legality of the securities being offered hereby

  23.1  Consent of Grant Thornton LLP

  23.2 Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (contained in Exhibit 5.1)

  -----------
  * Previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2, as declared effective on September 25, 1996 (Commission File No. 333-06223).